                                             Comstock Fund
                                          10f-3 Transactions


Underwriting         Purchased From      Amount Purchased      % of Underwriting     Date of Purchase
Cincinnati Bell      Salomon Brothers    14,400                0.600%                11/15/96
Wellpoint Health     Merrill Lynch       85,600                0.658%                11/22/96
Networks